Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-253468

PROSPECTUS

$200,000,000

PORTAGE BIOTECH INC.

Ordinary Shares

Debt Securities

Warrants

Units

This prospectus relates to ordinary shares, debt securities, warrants and units that we may sell from time to time in one or more offerings up to a total public offering price of $200,000,000 on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

Our ordinary shares are listed on the Canadian Securities Exchange under the symbols "PBT.U." Our ordinary shares also are traded on the NASDAQ Stock Market under the symbol "PRTG." On March 5, 2021, the closing price of an ordinary share on the Canadian Securities Exchange was $31.70 per share and on NASDAQ was $32.00.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See "Plan of Distribution" in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any underwriters, dealers or agents are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves certain risks. See the section "Risk Factors" of this prospectus and in any prospectus supplement before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 8, 2021.

 We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and the accompanying prospectus supplement speaks only as of their respective dates and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

ABOUT THIS PROSPECTUS

 You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

 In this prospectus, unless otherwise indicated or unless the context otherwise requires:

 "we," "us," "our company," "the company," "our" or "Portage" refers to Portage Biotech Inc., a British Virgin Islands company, its predecessor entities and its wholly and partially owned subsidiaries;

 all references to "$," "dollars" or "U.S. dollars" refer to the legal currency of the United States; all references to "£" and "pounds sterling" refer to the legal currency of the United Kingdom; all references to "€" or "euro" refer to the official currency of the European Union and the currency that is used in certain of its member states; and

 "shares" or "ordinary shares" refers to the authorized ordinary shares of Portage Biotech Inc., with no par value.

 This prospectus is part of a shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a "shelf" registration process. By using a shelf registration statement, we may sell our ordinary shares, debt securities, warrants to acquire ordinary shares, debt or units, and units comprising a combination of any of the foregoing from time to time, in one or more offerings, on a continuous or delayed basis. This prospectus only provides you with a summary description of these securities. Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You can inspect and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D. C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding issuers (www.sec.gov). Our web site is located at www.portagebiotech.com.  The information contained on our web site is not part of this prospectus.

This prospectus "incorporates by reference" certain information that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This means we are disclosing important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act until the offering is terminated:

• our Annual Report on Form 20-F for the fiscal year ended March 31, 2020, filed with the SEC on August 17, 2020;

•  our Reports on Form 6-K filed with the SEC on October 13, 2020, October 16, 2020, October 16, 2020, December 1, 2020,  February 11, 2021, February 25, 2021, March 1, 2021, March 2, 2021, and March 4, 2021; and

•  with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus; and

•  The description of our ordinary shares contained in the Registration Statement on Form 8-A, filed with the SEC on February 18, 2021, including any further amendment or report filed hereafter for the purpose of updating such description.

 As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

We will provide, upon written or oral request, without charge to you, including any beneficial owner of our ordinary shares to whom this prospectus is delivered, a copy of any or all of the documents incorporated herein by reference other than the exhibits to those documents, unless those exhibits are specifically incorporated by reference into the information that this prospectus incorporates.  You should direct a request for copies in writing to us at Attention: Chief Executive Officer, c/o Portage Biotech Inc., 61 Wilton Road. Westport, CT 06880.

FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are intended to be covered by the "safe harbor" created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "would," "could," "seek," "intend," "plan," "estimate," "goal," "anticipate," "project" or other comparable terms.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties included in this prospectus under the caption "Risk Factors," and those risks and uncertainties described in the documents incorporated by reference into this prospectus. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We further caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein or in the accompanying prospectus (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

PROSPECTUS SUMMARY

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC utilizing a "shelf" registration process.  Under this shelf process, we may from time to time, sell any combination of securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered and risk factors specific to that offering.

We may add or modify in a prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated into this prospectus by reference.  If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement.  You should read both this prospectus and any applicable prospectus supplement together with additional information described above under the heading "Where You Can Find More Information."

When acquiring any securities discussed in this prospectus, you should rely on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference.  Neither we, nor any underwriters, dealers or agents, have authorized anyone to provide you with different information.  We are not offering the securities in any state where such an offer is prohibited.  You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.  You should also carefully review the section entitled "Risk Factors," which highlights certain risks associated with an investment in our securities, to determine whether an investment in our securities is appropriate for you.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider risk factors described in our Annual Report on Form 20-F for our fiscal year ended March 31, 2020 and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus, and any accompanying prospectus supplement and all other information contained in this prospectus and in any supplementary prospectus relating to the offering of any of our securities before purchasing any of our securities. Some statements in this prospectus, constitute forward-looking statements.  Please refer to the section entitled "Forward-Looking Statements."

The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of risks applicable to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption "Risk Factors" in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

THE BUSINESS

Overview

Portage is a clinical stage immune-oncology company focused on overcoming immune resistance. It currently manages 10 immuno-oncology assets at various development stages. We source, nurture and develop the creation of early- to mid-stage, first- and best-in-class therapies for a variety of cancers, by funding, implementing viable, cost effective product development strategies, clinical counsel/trial design, shared services, financial and project management to enable efficient, turnkey execution of commercially informed development plans. Our drug development pipeline portfolio encompasses products or technologies based on biology addressing known resistance pathways/mechanisms of current check point inhibitors with established scientific rationales, including intratumoral delivery, nanoparticles, liposomes, aptamers, and virus-like particles.

The Portage Approach

Our mission is to advance and grow a portfolio of innovative, early-stage oncology assets based on the latest scientific breakthroughs focused on overcoming immune resistance. Given these foundations, we manage capital allocation and risk as much as we oversee drug development. By focusing our efforts on translational medicine and pipeline diversification, we seek to mitigate overall exposure to many of the inherent risks of drug development. Our approach is guided by the following core elements:

•	Portfolio diversification to mitigate risk and maximize optionality;

•	Capital allocation based on risk-adjusted potential, including staged funding to pre-specified scientific and clinical results;

•	Virtual infrastructure and key external relationships to maintain a lean operating base;

•	Internal development capabilities complemented by external business development;

•	Rigorous asset selection with disciplined ongoing evaluation; and

•	Focus on translational medicine and therapeutic candidates with in vivo single agent activity.

We believe that our corporate structure results in enhanced operational efficiency and maintains an optimal cost structure by centralizing strategic/tactical support, shared services, including all research and development operations, capital allocation/contribution, human resources, administrative services, and business development, as well as other services to each of our immuno-oncology platforms and assets currently in various development stages.  Our execution is achieved, in part, through our internal core team and utilizing our large network of experts, contract labs, and academic partners.

Our Science Strategy

Our goal is to develop immuno-oncology therapeutics that will dramatically improve the standard-of-care for patients with cancer. The key elements of our scientific strategy are to:

•

Build a pipeline of differentiated oncology therapeutic candidates that are diversified by mechanism, therapeutic approach, modality, stage of development, leading to a variety of deal types that can be executed with partners;

•	Expand our pipeline through research collaborations, business development, and internally designed programs;

•	Continue to advance and evolve our pipeline with a goal of advancing one therapeutic candidate into the clinic and one program into IND-enabling studies each year; and

•	Evaluate strategic opportunities to accelerate development timelines and maximize the value of our portfolio.

Our Pipeline

We have built a pipeline of targeted oncology and immuno-oncology therapeutic candidates and programs that are diversified by mechanism, therapeutic approach, modality, and stage of development. On an ongoing basis, we rigorously assess each of our programs using internally defined success criteria to justify continued investment and determine proper capital allocation. When certain programs do not meet our de-risking criteria for advancement, we look to monetize or terminate those programs and preserve our capital and resources to invest in programs with greater potential. As a result, our pipeline will continue to be dynamic.

The chart below sets forth only as of February 1, 2021, the current state of our immuno-oncology therapeutic candidates and programs.  The chart contains forward looking information and projections based on management's current estimates. The chart information is based on and subject to many assumptions, as determined by management and not verified by any independent third party, which may change or may not occur as modeled. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Before you make an investment decision regarding the company, you should make your own analysis of forward-looking statements and our projections about candidate and program development and results.

Our Programs and Technology

Invariant Natural Killer T-cells (iNKT cells) Platform

iNKT cells play an important role in anti-tumour immune responses and are a distinct class of T lymphocyte displaying a limited diversity of T-cell receptors. They recognize lipid antigens on the surface of tumour cells and produce large amounts of cytokines within hours of stimulation without the need for clonal expansion. Furthermore, iNKT cells activate multiple immune system components, including dendritic cells, T-cells and B-cells and stimulate an antigen-specific expansion of these cells. An operating subsidiary holds an exclusive license (with the right to sub-license) from the Ludwig Institute to use, research, develop and commercialize iNKT cell agonists, for the treatment of various forms of human disease, including cancer, under the Ludwig Institute's intellectual property and know-how.

PORT 2 (IMM60)

 PORT-2 is an iNKT cell activator/agonist formulated in a liposome with a 6-member carbon head structure that has been shown to activate both human and murine iNKT cells, resulting in dendritic cell (DC) maturation and the priming of Ag-specific T and B cells. PORT-2 is ready to commence in a Phase 1/2 dose escalation and expansion trial in approximately 100 participants with melanoma or non-small cell lung carcinoma (NSCLC) in order to evaluate the safety and efficacy after receiving regulatory approval from the Medicines and Healthcare products Regulatory Agency in the United Kingdom and Research Ethics Board at Oxford University. When COVID restrictions ease in the United Kingdom, the company expects the first patient to be treated soon thereafter.

In animal models, PORT-2 enhanced the frequency of tumour specific immune responses (Jukes 2016). iNKT cells are unique lymphocytes defined by their co-expression of surface markers associated with NK cells along with a T-cell antigen receptor (Schmieg 2005). They recognise amphipathic ligands such as glycolipids or phospholipids presented in the context of the non-polymorphic, MHC class I-like molecule CD1d. Activated iNKT cells rapidly produce IFN-gamma and IL-4 and induce dendritic cell (DC) maturation and IL-12 production (Cerundolo 2009, Salio 2009, Speak 2008, Fujii 2013).

PORT 3 (IMM65)

 PORT-3 is a PLGA-nanoparticle formulation of IMM60 combined with a NY-ESO-1 peptide vaccine which is about to begin enrolling in an open-label, dose-escalation and expansion study of its iNKT agonist after receiving regulatory and institution ethics approval. The combination product has the ability to prime and boost an anti-tumor immune response.

 Biodegradable PLGA-nanoparticles function as a delivery platform for immunomodulators and tumor antigens to induce a specific anti-tumor immune response. PLGA has minimal (systemic) toxicity and is used in various drug-carrying platforms as an encapsulating agent. Furthermore, co-formulating an iNKT inhibitor with a peptide vaccine in a particle has show to be approximately 5 times more potent in killing cancer cells and generating an antigen specific CD8 T-cell response than giving the 2 agents individually (ref Dolen et al Oncoimmunology paper)

 NY-ESO-1 is a cancer-testis antigen expressed during embryogenesis and in the testis, an immune privileged site. Furthermore, NY-ESO-1 expression is observed in several advanced cancers: lung (2-32%), melanoma (40%), bladder (32-35%), prostate (38%), ovarian (30%), esophageal (24-33%), and gastric cancers (8-12%). Clinical trials have shown the safety and tolerability of Good Manufacturing Practices (GMP)-grade NY-ESO-1 peptides in patients with cancer.

Intratumoral amphiphilic platform

DfuseRx SM, identifies combinations of anti cancer agents with amphiphilic diffuse enhancers that can passively enter into cancer cells.  These novel formulations with unique IP can be directly injected into any solid tumours, and the payloads will diffuse across the membrane and disperse throughout the tumor, while sparing healthy cells. Once inside the cells, the technology is diluted away and the payloads are stuck inside the cell. The payloads are able to disperse to areas of the tumor that do not have blood supply and hence oral or IV drugs will not reach.

PORT 1 (INT230-6)

The lead asset is PORT-1, a fixed dose formulation of cisplatin, vinblastine and a penetration enhancer.  In Animal models, the drug is able to cure the majority of the animals, by a combination of direct killing of the cancer, and also a CD4 and CD8 T-cell response (Bloom et al).  The specific rapid local killing in the normal 3-dimensional environment inside the body we believe is critical for robust antigen presentation and immune activation.  Animal studies also showed synergy when combined with checkpoint inhibition (Bender et al, Bloom et al). The product has been dosed into 70 subjects in a Phase 1/2 trial. This has shown proof of concept that the vast majority of the drug stays in the tumor, and a dose equivalent to 3x the approved dose of the cytotoxic agent was very well tolerated without the typical chemo side effects.  The most common adverse event related to the treatment was pain at the injection site.  As a result, PORT-1 has launched 8 phase 2 studies including 7 clinical collaborations with the two largest immuno-oncology drug manufacturers, BMS and Merck in combination with their respective checkpoints in high unmet need medical types (pancreatic, gall bladder, sarcoma, non-microsatellite unstable colorectal, etc.).  In many of these tumor types, the checkpoint drug alone has no activity.  As a result of exciting preliminary data (ref ASCO 2020, SITC 2020), we have secured fast track regulatory status from the FDA for triple negative breast cancer.

PORT 4, Nanolipogel (NLG) co-formulation Platform

Scientists are interested in novel ways to deliver multiple signals to the immune system in order to better activate an anti-tumor response.  We have been impressed with a platform from Yale University that allows different types of agents to be packaged together and will concentrate them in tumors.  We have licensed the platform for delivery of DNA aptamers and certain aptamer-small molecule-based combination products. In order to have multiple proprietary agents with known mechanisms of action, W have licensed rights to create DNA aptamers from D5 pharma.  The first one developed is a proprietary PD1 aptamer which has been placed in the NLG formulation.  Early testing has shown the formulation properly modulates PD1 signaling in vitro similar to a PD1 antibody I.  In non-clinical, in vivo experiments, the NLG-PD1 performed favorably compared to a mouse PD1 antibody.  The additional funding will support exploration of multiple PD1 based co-formulations with small molecules and other DNA aptamers.  We hope to name its first clinical candidate in 2021.

PORT-5, STING Agonist Platform

 Proprietary immune priming and boosting technology (using a STING agonist delivered in a virus-like particle) have shown proof of concept in animal models and are beginning to progress the lead asset towards the clinic.  This platform offers multiple ways to target immune stimulation towards the cancer, as well as to co-deliver multiple signals in a single product.  Our researchers have developed a way to administer the product systemically and does not require direct tumor injections.  This technology preferentially targets immune cells, which is differentiated from other chemical STING approaches.  The company is progressing this project towards clinical trials as well as developing next generation compounds.  Given that this is a simple way to boost the immune response to any target, we are also pursuing a project to boost immune response to COVID and other pathogens.

Other Early-Stage R&D

We continue to evaluate and test new antibody targets.  Our interest here lies in the suppressive tumor micro-environment, and how we can down regulate or remove MDSC, TAMs, Tregs and other signals that impede the immune response from clearing cancer cells.  One new effort that we have initiated is collaborations with two leading artificial intelligence/machine learning companies in order to screen for agents with specific attributes in this area.  This may allow us a fast track an asset to the clinic with a re-purposed product.

Our Business Model

We employ a shared service business model to execute our strategy of building a diversified oncology company in a capital efficient manner and to provide us with the flexibility to either advance therapeutic candidates ourselves or through transactions with third parties. Our flat organization consists of a holding company, Portage Biotech Inc. and an operating company, Portage Development Services ("PDS"), which provide human resources, and other services to each operating subsidiary via a shared services agreement. We believe that by centralizing these shared services, including all research and development operations, administrative services, and business development, and allocating employees and resources to each operating subsidiary, we can enhance operational efficiency and maintain an optimal cost structure.

Our business model also enables us to access both internal and external expertise to build and develop our pipeline. We incubate internal programs in our hub, leveraging PDS's internal resources and network of service providers as needed to support our discovery, lead optimization, and IND-enabling efforts. When we decide to license from or collaborate with external parties, we establish distinct subsidiaries, to hold and advance those programs. This structure enables us to keep licensors economically incentivized at the program level through our ability to offer equity and access to potential cash milestones and royalty payments.

In the figure below, each operating subsidiary reflects its respective technology platform, therapeutic candidates as well as approximate economic ownership, as of December 31, 2020, as a percentage of fully-diluted shares outstanding is listed below each circle.

Our Organization

portage
Portage Development Services "PDS"
Saugatuck
NLG co-formulation Platform
70%
Yale University School of Medicine
iOx
iNKT cells Platform
PORT -2 & PORT -3
60%[1]
LUDWIG INSTITUTE FOR CANCER RESEARCH
UNIVERSITY OF OXFORD
Stimunity
STING Agonist Platform
44%
institutCurie
Intensity
Intratumoral amphiphilic platform
9%
NIH
NATIONAL CANCER INSTITUTE
Massachusetts Institute of Technology
Other Early-Stage R&D
(2)

Notes:

(1)Effective ownership is higher than denoted when giving effect to equity conversion of inter-company debt.

(2)Reflects evaluation/testing of new antibody targets focused on the suppressive tumor micro-environment, down-regulation or removal of MDSC/TAMs/Tregs/other signals impeding the immune response from clearing cancer cells. Also includes artificial intelligence/machine learning collaborations in order to screen for agents with specific attributes in this area.

1

portage

The structure of our financing arrangements with each subsidiary enables us to increase our economic ownership when we provide additional capital.

PDS is our wholly-owned operating subsidiary that employs all of our team members and incubates discovery programs until we establish an operating subsidiary in which to further advance them. We centralize shared services, including all research and development operations, administrative services, and business development at PDS Management, and allocate employees and resources to each spoke based on the needs and development stage of each therapeutic candidate.

Our business model is designed to (i) enhance operational efficiency, (ii) maintain an optimal cost structure, (iii) attract leading collaborators, and (iv) promote asset flexibility, as further described below.

•

Enhance operational efficiency: We centralize all employees and services at our hub and allocate resources to spokes as needed. We empower managers to access these resources and make program-level decisions in order to increase productivity and speed. We believe this model enables a flexible organizational structure that can achieve scale through the addition of programs without increasing burdensome bureaucracy or redundant infrastructure.

•	Maintain an optimal cost structure: We have a relatively small number of employees and have built a network of trusted external service providers, choosing to leverage their infrastructure and expertise as needed instead of embarking on capital-intensive lab, manufacturing, and equipment expenditures. By reducing overhead costs, we believe we can increase the likelihood that we can generate a return on invested capital.

•

Attract leading collaborators and licensors: Each of our subsidiaries has its own capitalization and governance, enabling us to keep licensors economically incentivized at the program level. We believe that the experienced leadership team and shared services at our hub differentiate us from other potential licensees.

•	Promote asset flexibility: Each operating subsidiary is a separate legal entity that holds the relevant intellectual property of its therapeutic candidates or programs and has none of its own employees, fixed assets, or overhead costs. This allows us to efficiently pursue various subsidiary-level transactions, such as stock or asset sales, licensing transactions, strategic partnerships, co-development arrangements, or spin-outs. It also provides us with the flexibility to terminate programs with minimal costs if results do not meet our de-risking criteria for advancement.

Competition

 Like all companies operating in the pharmaceutical or biotherapeutic development sector, we face competition from well-established large pharmaceutical companies as well as innovative new entrants.  Due to the prevalence of cancer there are many companies that operate in this space.  There are many companies that are focusing their efforts in this space. Some of the smaller entrants in this space with which we may compete with over time include Cullinan Oncology, LLC, which develops high value therapeutics geared towards dramatically improving the standard of care for those living with cancer, and PureTech Health, which develops medicines for diseases including intractable cancers, lymphatic and GI diseases, and immunotherapy companies such as Black Diamond Therapeutics, Repare Therapeutics, Nuvation Bio, Shattuck Labs, Jounce Therapeutics Company, Syndax Pharmaceuticals Inc. and Iteos Therapeutics S.A., among others.

 Nevertheless, we believe our strategic intent is sufficiently differentiated in that we are focusing on multiple aspects of resistance to current immunotherapies based on our experience at BMS developing Opdivo and Yervoy. If you focus on the mechanisms that we are interrogating, there are few direct competitors testing these mechanisms.  We believe one of our strengths beyond the  experience of our officers and directors is our keen ability to understand what good looks like from the eyes of a pharma partner.  We have a broad understanding of the landscape that will come to market by the time our products are commercialized, what the needs are of our potential acquirers, how to package up our programs, who to speak to and when in respect to licensing.  We pair that with a gated and focus execution plans that is laser focused on value added experiments, the nature of which are pre-vetted with our potential partners. We also believe that our extensive collaborations within the research facilities of leading, world class universities and institutes, such as the Department of Investigative Medicine at University of Oxford, The National Cancer Institute, the University of Glasgow, the Institut Curie, the Institut National de la Santé et de la Recherche Médicale, Yale University, Radboud University, and the Ludwig Institute for Cancer Research, Inc., among others, gives us an advantage in our research capabilities,  as well as enable us to access and develop innovative technologies.  On top of that our relationships in academia, the private sector and network of talent is what makes this engine turn.

Corporate Information

We were originally incorporated in Ontario, Canada, in 1973. The company was inactive until 1985. Then between 1986 and 2012, the company was engaged in variety of businesses. During the period 1986 to 2012, the company went through several name changes ending with Bontan Corporation Inc. (Bontan).

In December 2012, the company decided to change the focus of its business activities, and in 2013, the company began its business focus within the biotechnology sector. On June 4, 2013, the company acquired Portage Pharma Ltd., a biotech private limited company formed under the laws of the British Virgin Islands, by an exchange of shares.

On July 5, 2013, the company changed its name to Portage Biotech Inc. and moved its jurisdiction from Ontario, Canada, to the British Virgin Islands (BVI) under a certificate of continuance issued by the Registrar of Corporate Affairs of the BVI.

The company now is a BVI company limited by shares with its registered office located at FH Chambers, P.O. Box 4649, Road Town, Tortola, BVI. Its Toronto agent, Portage Services Ltd., is located at 6 Adelaide Street East  Suite 300, Toronto, Ontario M5C 1H6 Canada.

USE OF PROCEEDS

 Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered hereby will be used for general corporate purposes and working capital requirements, which may include, among other things, the repayment or repurchase of debt obligations, redemption of outstanding equity securities and other capital expenditures. We may also use a portion of the net proceeds for licensing or acquiring intellectual property or technologies to incorporate into our products and product candidates or our research and development programs, capital expenditures, to fund possible investments in and acquisitions of complementary businesses or partnerships. We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures, and we have no current plans with respect to acquisitions as of the date of this prospectus. As a result, unless otherwise indicated in the prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings. Pending their ultimate use, we intend to invest the net proceeds in a variety of securities, including commercial paper, government and non-government debt securities and/or money market funds that invest in such securities.

DESCRIPTION OF THE ORDINARY SHARES WE MAY OFFER

The following description of our ordinary shares is only a summary.  This description and the description contained in any prospectus supplement is subject to, and qualified in its entirety by reference to, our memorandum and articles of association, the memorandum and articles, each as amended from time to time, which has previously been filed with the SEC and in the Territory of the British Virgin Islands, pursuant to the BVI Business Companies Act, 2004, as amended (the "Companies Law").

Ordinary Shares

Our authorized capital stock includes an unlimited number of ordinary shares, with no par value per share.  As of the date of this prospectus, there are 12,083,395 ordinary shares issued and outstanding.  No shares are held in treasury. We are not authorized to issue any preferred stock.

Rights of Holders of Ordinary Shares

General.

All of our outstanding shares are fully paid and non-assessable. We do have the right to issue shares for cash and other consideration. Additionally, shares may not be fully paid, but are then susceptible to being forfeited by the company until fully paid and non-assessable. Certificates representing the shares are issued in registered form and book entry form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their shares.

Dividends.

By a resolution of directors, we may declare and pay dividends in money, shares, or other property at such time and of such an amount as the board things fit if they are satisfied on the reasonable grounds that the company will, immediately after the distribution, satisfy the solvency test set forth in the Companies Law.

Unissued Shares.

Our unissued shares shall be at the disposal of the directors who may without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares offer, allot, grant options over or otherwise dispose of shares or other securities to such persons, at such times and upon such terms and conditions as we may by resolution of the directors determine. Before issuing shares for a consideration other than money, the directors shall pass a resolution stating the amount to be credited for the issue of the shares, and that, in their opinion, the present cash value of the non-money consideration and money consideration for the issue is not less than the amount to be credited for the issue of the shares.

Voting Rights.

Each share is entitled to one vote on all matters upon which the shares are entitled to vote. We are required by our memorandum and articles to hold an annual general meeting each year at least 15 months after the prior annual meeting. Additionally, our directors may convene meetings of our shareholders at such times and in such-manner and places within or outside the British Virgin Islands as the directors consider necessary or desirable. At least 21 days' notice of the meeting shall be given, counting from the date of service of the notice. The directors may fix as the record date for determining those shareholders entitled to vote at the meeting, but the record date shall not precede by more than 60 days or by less than 40 days the date of which the meeting is to be held. In addition, notice of the meeting shall be posted on SEDAR at least 25 days before the record date and at least 65 days before the date of the meeting.

Upon the written request of shareholders holding 10% or more of the outstanding voting rights attaching to our shares the directors shall convene a meeting of shareholders not later than 45 days after deposit of the demand. The directors shall give not less than 21 days' notice of a meeting of shareholders to those persons whose names at the close of business on a day to be determined by the directors appear as shareholders in our share register and are entitled to vote at the meeting.

A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than two persons. Shareholder resolutions may be decided by a show of hands unless a poll is demanded by the chairman or one or more shareholders present in person or by proxy entitled to vote. On a show of hands, each shareholder has one vote.

An action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution.

Any shareholder that is a corporation or other entity may by resolution of its directors or other governing body authorize a natural person to act as its representative at any meeting of the company or of any meeting of holders of a class or series, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation or other entity which he represents as that corporation or entity could exercise if it were an individual shareholder.

Transfer of Shares.

Certificated shares in our company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written evidence of transfer the directors may accept such evidence of a transfer of shares as they consider appropriate. We may also issue shares in uncertificated form. We shall not be required to treat a transferee of a registered share in our Company as a member until the transferee's name has been entered in the share register. The register of members may be closed at such times and for such periods as the board of directors may from time to time determine.

Liquidation.

In the case of the distribution of assets by a voluntary liquidator on a winding-up of our company, subject to payment of, or to discharge of, all claims, debts, liabilities and obligations of our company, any surplus assets shall then be distributed amongst the shareholders according to their rights and interests in our company according to our memorandum and articles.

Calls on Shares and Forfeiture of Shares.

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid at the specified time are subject to forfeiture.

Redemption of Shares.

The Companies Law provides that subject to the memorandum and articles, shareholders holding 90% or more of all the voting shares in a company, may instruct the directors to redeem the shares of the remaining shareholders. The directors shall be required to redeem the shares of the minority shareholders, whether or not the shares are by their terms redeemable. The directors must notify the minority shareholders in writing of the redemption price to be paid for the shares and the manner in which the redemption is to be effected. In the event that a minority shareholder objects to the redemption price to be paid and the parties are unable to agree to the redemption amount payable, the Companies Law sets out a mechanism whereby the shareholder and the company may each appoint an appraiser, who will together appoint a third appraiser and all three appraisers will have the power to determine the fair value of the shares to be compulsorily redeemed. Pursuant to the Companies Law, the determination of the three appraisers shall be binding on the company and the minority shareholder for all purposes.

Variations of Rights of Shares.

If at any time, there are different classes  or series of shares issued and outstanding, unless otherwise provided by the terms at the time of issuance of those shares of that class or series, the rights and privileges attaching to any such class or series may, whether or not the company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued and outstanding shares of the class or series and of the holders of not less than three-fourths of the issued and outstanding shares of any other class or series of shares which may be adversely affected by such variation.

Differences in Corporate Law

The Companies Law differs from laws generally applicable to United States corporations and their shareholders. Set forth below is a brief summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.  The discussion of the variations does not cover any requirements of a stock exchange, trading medium or any applicable securities laws.

Protection for Minority Shareholders.

Under the laws of most U.S. jurisdictions, majority and controlling shareholders of a company generally have certain "fiduciary" responsibilities to the minority shareholders. Corporate actions taken by majority and controlling shareholders which are unreasonable and materially detrimental to the interest of minority shareholders may be declared null and void. The rights of minority shareholders of British Virgin Islands companies will typically be governed by British Virgin Islands law.  These include the statutory right not to suffer the company's affairs to be conducted in a manner which is oppressive, unfairly discriminatory or unfairly prejudicial in their capacity as shareholders, as well as certain protections at common law.  The common law of the British Virgin Islands (including as to the obligations of fiduciaries) is based on English common law.  The availability and interpretation of minority shareholder rights under British Virgin Islands law may differ from the position in the United States, even in relation to laws which may appear to be analogous.  Similarly, the exercise and enforcement of such rights may involve seeking remedies under foreign law before a court or tribunal outside the United States, where the procedure and outcome may differ from what might apply or eventuate in a court in the United States.

The Companies Law also provides that shareholders of the company owning 90% of the votes entitled to be voted may cause the company to redeem the shares held by the remaining shareholders.

Powers of Directors.

The directors of a British Virgin Islands company, subject in certain cases to the approval of the court (which will generally require shareholder approval), may implement the sale, transfer, exchange or disposition of any asset, property, part of the business, or securities of the company, if the board determines such transaction to be in the best interests of the company, its creditors, or its shareholders, with the exception that shareholder approval may be required for any sale, transfer, lease exchange or other disposition of more than 50% in value of the assets of the company other than in the usual or regular course of business of the company.  The Companies Law, however, provides that the memorandum and articles of a company may exclude application of the above shareholder approval requirement for the disposition of 50% or more of the assets as set forth in Section 175 of the Companies Law.  Our memorandum and articles incorporates the exclusion; therefore our directors may act to sell or otherwise dispose of any or all the assets of the company without restriction and without complying with section 175 of the Companies Law.

Directors appoint the officers and establish the responsibilities of the officer positions.

Unlike in United States corporate law, any director of the company may in writing appoint another person, who need not be a director, to be his alternate, provided such person has consented in writing to be an alternate director.  An alternate director has the same rights as the appointing director in relation to any director's meeting and any written resolution circulated for written consent. Every such alternate director shall therefore be entitled to attend meetings in the absence of the director who appointed him and to vote in the place of the director and sign written consents. Where the alternate is a director he shall be entitled to have a separate vote on behalf of the director he is representing in addition to his own vote. A director may at any time in writing revoke the appointment of an alternate appointed by him. An alternate director may not be an officer of the company. The remuneration of an alternate director shall be payable out of the remuneration of the director appointing him and the proportion thereof shall be agreed between them.

Any director that is a corporation or other entity may by resolution of its directors or other governing body authorize a natural person to act as its representative at any meeting of the directors or of a committee of directors, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation or other entity which he represents as that corporation or entity could exercise if it were an individual director.

Conflict of Interests.

Similar to the laws of most United States jurisdictions, when a director becomes aware of the fact that he has an interest in a transaction which the company is to enter into, he must disclose it to the board. With sufficient disclosure of the interest in relation to that transaction, the director who is interested in a transaction entered into or to be entered into by us may (i) vote on a matter relating to the transaction; (ii) attend a meeting of directors at which a matter relating to the transaction arises and be included in the quorum; and (iii) sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction. If there is required disclosure by a director, which is not made, then the transaction is voidable by the company, unless the transaction is one that is an ordinary course transaction of the company.

Written Consent and Cumulative Voting.

Similar to the laws of most U.S. jurisdictions, under the British Virgin Islands law, shareholders are permitted to approve matters by way of written resolution in place of a formal meeting. Our memorandum and articles provides that actions of the shareholders may be taken in writing, including by telex, telegram, cable, facsimile or other written electronic communication, without the need for any notice.  If any resolution is adopted otherwise than by written consent of a majority of the shareholders, a copy of the resolution shall be sent to all shareholders not consenting to such resolution.

The Companies Law does not make a specific reference to cumulative voting, and our current memorandum and articles have no provisions authorizing cumulative voting.

Independent Directors.

There is no requirement for a majority, or for that matter any, of the directors of the company to be independent under British Virgin Islands law.

Forfeiture of Shares.

Although we intend to only sell our shares upon receipt of the full purchase price, if shares are not fully paid, then under our memorandum and articles and the Companies Law any shares that are not fully paid are subject to forfeiture. The company has the right to demand full payment at any time, upon notice served on the shareholder stating the time and amount due, and advising the shareholder that if the payment is not made then the shares will be forfeited and cancelled. Any funds paid in respect of shares which are subsequently forfeited is non-refundable.

Redemption and Treasury Shares.

The company may purchase, redeem or otherwise acquire and hold its own shares in such manner and upon such other terms as the directors may agree with the relevant shareholder(s).  Subject to the Companies Law, we may redeem our shares only with the consent of the shareholders whose shares are to be redeemed, except that the consent from the shareholders is not needed under the circumstances of the compulsory redemption, at the request of the shareholders holding 90% of the votes of the outstanding shares entitled to vote, of the remaining issued shares.

Takeover Provisions.

The Companies Law does not provide anti-takeover measures, similar to some jurisdictions in the United States.  Generally speaking, our memorandum and articles do not introduce anti-takeover measures. For example, we have shareholder action permitted by written consent, directors may be removed with or without cause, and we do not have staggered board appointments. While we do not have any other class of equity authorized, which could have anti-takeover effect, we do have unlimited ordinary shares and could use them for an anti-takeover plan or action, such as a poison pill plan, which would have to be in place before a takeover offer is in contemplation, as, if not, the directors might be seen as exercising their powers for an improper purpose in trying to introduce such a measure.

Notwithstanding the foregoing, the company could consider and adopt anti-takeover measures.  Some of these require an amendment to our articles association and/or the memorandum of association, which would have to be approved by way of director and/or shareholder resolutions.

Shareholder's Access to Corporate Records.

Similar to the corporate laws in the United States, a shareholder is entitled, on giving written notice to the company, to inspect the company's (i) memorandum and articles of association; (ii) register of members; (iii) register of directors; and (iv) minutes of meetings and resolutions of members and of those classes of members of which he is a member. A shareholder is also entitled to copies of the records. Notwithstanding the foregoing, the directors may limit access to company records it is contrary to the company interests. However, where a shareholder is denied access to the company records, the shareholder may apply to the courts for an order to permit access and copying.  We have not restricted the provisions of the Companies Law in regard to access to the records of the company.

Indemnification.

Similar to the corporate law in the United States, British Virgin Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our memorandum and articles provide for the indemnification of our directors against all losses or liabilities incurred or sustained by a director as a director of our company in defending any proceedings, whether civil or criminal and this indemnity only applies if he or she acted honestly and in good faith with a view to our best interests and, with respect to any criminal action, he or she must have had no reasonable cause to believe his or her conduct was unlawful.

We may purchase and maintain insurance in relation to any person who is or was a director, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability.

Mergers and Similar Arrangements.

The Companies Law, in Part IX, provides for the merger and other combination arrangements for companies. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

While a director may vote on a merger or consolidation even if he has a financial interest in the plan of merger of consolidation, in order for the resolution to be valid and the transaction not voidable, the interest must have been disclosed to the board forthwith upon him becoming aware of such interest. The transaction will not be voidable if the shareholders approve it.

Shareholders not otherwise entitled to vote on a merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive cash, debt obligations or other securities of the surviving or consolidated company, or other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) and a consolidation. A shareholder properly exercising his dissenter rights is entitled to payment of the fair value of their shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must within 20 days give notice of this fact to each shareholder who gave written objection, and to each shareholder who did not receive notice of the meeting. Such shareholders then have 20 days to give to the company their written election in the form specified by the Companies Law to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to represent fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and the shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day before the shareholders approved the transaction without taking into account any change in value as a result of the transaction.

Shareholders' Suits.

Similar to the corporate laws in the United States, the Companies Law permits derivative actions against its directors. However, the circumstances under which such actions may be brought, and the procedures and defenses available under British Virgin Islands law may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company incorporated and/or existing in the United States.

The British Virgin Islands does not have provision for "class actions." It does however provide for "representative action", whereby a representative may be appointed to represent parties with the same interest. In such cases those parties will typically be bound by any decision in the proceedings. Section 184C(1) of the Companies Law specifically provides for the process by which a claim may be brought "derivatively" on behalf of a company by one of its shareholders. Importantly, proceedings may not be brought by a shareholder without leave of the court. The courts of the British Virgin Islands may, on the application of a shareholder of a company, grant leave to that shareholder to bring proceedings in the name and on behalf of that company, or intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company. In determining whether to grant leave, the High Court of the British Virgin Islands must take into account (i) whether the shareholder is acting in good faith. (ii) whether the derivative action is in the interests of the company taking account of the views of the company's directors on commercial matters. (iii) whether the proceedings are likely to succeed. (iv) the costs of the proceedings in relation to the relief likely to be obtained. and (v) whether an alternative remedy to the derivative claim is available.

Leave to bring or intervene in proceedings may be granted only if the High Court of the British Virgin Islands is satisfied that (i) the company does not intend to bring, diligently continue or defend, or discontinue the proceedings, as the case may be or (ii) it is in the interests of the company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

Anti-Takeover Effect of Authorized but Unissued Ordinary Shares

 The Companies Law does not require shareholder approval for any issuance of our ordinary shares. The ordinary shares that may be issued under our memorandum and articles may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.  One of the effects of the existence of unissued and unreserved ordinary shares may be to enable our board of directors to sell shares to persons friendly to current management, for such consideration, in form and amount, as is acceptable to the board of directors, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive shareholders of opportunities to sell their ordinary shares at prices higher than prevailing market prices.

DESCRIPTION OF WARRANTS WE MAY OFFER

The following description of warrants is only a summary.  This description is subject to, and qualified in its entirety by reference to, the provisions of the applicable warrant agreement.

We may issue warrants for the purchase of debt securities, ordinary shares or units. Warrants may be issued independently or together with debt securities, ordinary shares or units and may be attached to or separate from any other offered securities. Any issuance of warrants will be governed by the terms of the applicable form of warrant and any related warrant agreement, which we will file as an exhibit to our registration statement at or before the time we issue any warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

  the title of such warrants;
  the aggregate number of such warrants;
  the price or prices at which such warrants will be issued;
  the currency or currencies (including composite currencies) in which the price of such warrants may be payable;
  the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;
  the price at which the securities purchasable upon exercise of such warrants may be purchased;
  the date on which the right to exercise such warrants will commence and the date on which such right shall expire;
  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
  if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
  if applicable, the date on and after which such warrants and the related securities will be separately transferable;
  information with respect to book-entry procedures, if any; and
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

 The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of ordinary shares or units at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase ordinary shares, debt securities or units, holders of the warrants will not have any of the rights as holders of the ordinary shares, debt securities or units purchasable upon exercise.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

The following description of the terms of debt securities that we may issue and the related indenture, if any, is only a summary.  This description and the description contained in any prospectus supplement are subject to and qualified in their entirety by reference to the applicable indentures, which will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

We may offer secured or unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible or exchangeable into another security.  Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into by us and a bank or trust company.  As of the date of this prospectus, we have not entered into any indenture agreements.

The following description briefly sets forth certain general terms and provisions of the debt securities.  The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement.

The terms of the debt securities will include those set forth in the applicable indenture and those made a part of the applicable indenture by the Trust Indenture Act of 1939, or TIA, if any.  You should read this summary, the applicable prospectus supplement, and the provisions of the applicable indenture or supplemental indenture, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the respective indentures may be unlimited.  The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities.  These terms may include the following:

  the issuer or co-obligors of such debt securities;
  the guarantors of each series, if any, and the terms of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;
  the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;
  whether the debt securities will be senior, subordinated or junior subordinated;
  whether the debt securities will be secured or unsecured;
  any applicable subordination provisions;
  the maturity date(s) or method for determining same;
  the interest rate(s) or the method for determining same;
  the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;
  whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
  redemption or early repayment provisions;
  authorized denominations;
  form;
  if other than the principal amount, the principal amount of debt securities payable upon acceleration;
  place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;
  whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;
  amount of discount or premium, if any, with which such debt securities will be issued;
  any covenants applicable to the particular debt securities being issued;
  any defaults and events of default applicable to the particular debt securities being issued;

  the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;
  the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the issuer or co-obligors, as the case may be, can select the payment currency;
  our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
  any restriction or conditions on the transferability of the debt securities;
  the securities exchange(s) on which the debt securities will be listed, if any;
  whether any underwriter(s) will act as a market maker(s) for the debt securities;
  the extent to which a secondary market for the debt securities is expected to develop;
  provisions granting special rights to holders of the debt securities upon occurrence of specified events;
  compensation payable to and/or reimbursement of expenses of the trustee of the series of debt securities;
  provisions for the defeasance of the debt securities or related to satisfaction and discharge of the indenture;
  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and
  any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount.  Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance.  Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.  In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors.  Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors.  Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.  Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of U.S. $5,000 and any integral multiples of $1,000 in excess thereof.  Subject to the limitations provided in the applicable indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement.  Global securities will be issued in registered form and in either temporary or definitive form.  Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.  The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indentures and the corresponding debt securities shall be construed in accordance with and governed by the laws of the jurisdiction identified in the indenture.

DESCRIPTION OF UNITS WE MAY OFFER

We may issue units consisting of a combination of two or more of any offered securities, at a single price or at a separate price for each security included in the unit.  The securities offered may be issued separately or may be evidenced by a separate unit certificate, which may or may not trade separately.  The terms and conditions governing the issuance of any units, including the form and content of any certificate evidencing the units, will be described in detail in the prospectus supplement to be filed in connection with the offering of such units.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

• the terms of the offering;

  •  the names of any underwriters or agents;

  •  the name or names of any managing underwriter or underwriters;

  •  the purchase price of the securities;

  •  the net proceeds from the sale of the securities;

  •  any delayed delivery arrangements;

  •  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •  any initial public offering price;

  •  any discounts or concessions allowed or reallowed or paid to dealers; and

  •  any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale of our securities, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters, dealers or agents would be involved. The securities may also be sold through agents, legally permitted to act as securities agents, designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Underwriter, Dealer or Agent Discounts and Commissions

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of securities, provided they are legally permitted to receive compensation for transactions in securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The maximum commission or discount to be received by any underwriter, dealer or agent will not be greater than eight percent (8%) of the maximum gross proceeds of the securities that may be sold under this prospectus. In order to pay any commissions or discounts or other fees, the underwriter, dealer or agent will be required to be registered with appropriate agencies and legally permitted to receive a commission, discount or fee in connection with the sale of securities in all relevant jurisdictions.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange or in another trading medium. Any underwriters or other agents that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter or dealer may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters and dealers to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters or dealers may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

 The underwriters, dealers or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters, dealers or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters, dealers or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters, dealers or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Exchange Requirements

If the class of securities, or derivative securities based on those securities, that is being sold are listed on an exchange, the company may be required to make an application to the exchange for listing of additional securities, and the issuance may be subject to limitations set forth in the listing rules.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The material United States Federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities. Information about certain tax issues related to owning our securities is set forth in our Annual Report on Form 20-F for the fiscal year ended March 31, 2020 and incorporated by reference herein, which will be amended by subsequently filed Annual Reports on Form 20-F and any prospectus supplement that discusses such matters.

TRANSFER AGENT

The transfer agent for our ordinary shares is TMX Equity Transfer Services, 200 University Ave., Suite 400, Toronto, ON M5H 4H1 Canada, Tel: 416-607-7926.

The company's registered agent in the British Virgin Islands is FH Corporate Services Ltd., FH Chambers, P.O. Box 4649, Road Town, Tortola, BVI.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby, including the validity of the securities, and British Virgin Islands law will be passed upon for us by Forbes Hare, Road Town, Tortola, British Virgin Islands.  Certain legal matters relating to United States law will be passed upon by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York, United States.

EXPERTS

 The consolidated financial statements of the Company, appearing in its Form 20-F Annual Report filed with the SEC on August 17, 2020, for the fiscal years ended March 31, 2019 and 2020, have been audited by Marcum LLP, and for the fiscal year ended March 31, 2018 by Schwartz Levitsky Feldman LLP, each an independent registered public accounting firm, as stated in its report appearing therein. The audited consolidated financial statements are incorporated hereby by reference in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

 We are incorporated in the British Virgin Islands. There may be perceived disadvantages for investors that accompany incorporation in the British Virgin Islands, which may include the facts that the British Virgin Islands has a less developed body of securities laws as compared to the United States providing significantly less protection to investors.

 Our organizational documents do not contain provisions requiring disputes be submitted to arbitration, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders.  Therefore, actions in these controversies will have to be heard in formal court forums, which may be more costly and less flexible, and laws, interpretations and precedent may or may not be consistent or available.

 An important part of our operations is conducted and a significant portion of our assets is located outside the United States. Some of our directors and officers are nationals or residents of jurisdictions other than the United States, and some or all of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to bring an original action against us or those persons in a British Virgin Islands or other court in the event that a shareholder believes that his or her rights have been infringed under the United States federal securities laws or otherwise. It may also be difficult for a shareholder to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our officers and directors, some of whom are not residents of the United States and whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the British Virgin Islands would recognize or enforce judgments of United States courts against us or those persons predicated upon the civil liability provisions of the securities laws of the United States or any state. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. It is uncertain whether British Virgin Islands courts would be competent to hear original actions brought in the British Virgin Islands against us or those persons predicated upon the securities laws of the United States or any state.

 Our corporate affairs are governed by our memorandum and articles and by the Companies Law and common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands and the relevant company law, court procedures and other relevant regulation. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the British Virgin Islands has no securities laws as compared to the United States, and provides less protection to investors in many instances. In addition, British Virgin Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

 As a result of all of the above, our shareholders may have more difficulties in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated and operating in a jurisdiction in the United States.

 Forbes Hare, our counsel as to British Virgin Islands law, have advised us that there is uncertainty as to whether the courts of the British Virgin Islands would:

 (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

 (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

 Forbes Hare, has further advised us that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the United States federal securities laws, would not be automatically enforceable in the British Virgin Islands. We have also been advised that any final and conclusive monetary judgment for a definite sum obtained against the company in United States federal or state courts would be treated by the courts of the British Virgin Islands as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

 (i) the United States federal or state court had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

 (ii) the judgment given by the United States federal or state court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations;

 (iii) the judgment was not procured by fraud;

 (iv) recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

 (v) the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

 A British Virgin Islands court may impose civil liability on us or our directors or officers in a suit brought in the courts of the British Virgin Islands against us or these persons with respect to a violation of United States federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under British Virgin Islands law.

 We have appointed Dr. Ian Walters as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States.